O S H K O S H       C O R P O R A T I O N

For more information contact:	Financial:	Patrick Davidson
Vice President, Investor Relations
(920) 966-5939
	Media:	Ann Stawski
Vice President, Marketing Communications
(920) 966-5959

OSHKOSH CORPORATION REPORTS THIRD QUARTER RESULTS

Reports Third Quarter Net Sales Increased 6.6 Percent to $2.0 Billion

Revises Fiscal 2008 Estimate Range to $3.15 — $3.30, Excluding
Impairment Charges(1)

        OSHKOSH, WI. – August 1, 2008 – Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported, excluding impairment charges(1), fiscal 2008 third quarter earnings per share (EPS) of $1.19, on sales of $2.0 billion and net income of $88.8 million. Including pre-tax charges of $175.2 million ($2.33 per share, net of taxes) related to the previously announced non-cash impairment of intangible assets of the Geesink Norba Group (Geesink), the Company’s European refuse collection vehicle business, the Company reported a net loss of $84.3 million, or $1.14 per share, for the third quarter of fiscal 2008. These results compare with EPS of $1.21 on sales of $1.8 billion and net income of $90.6 million for the third quarter of fiscal 2007.

        “We delivered solid results in our core businesses in the face of some very challenging end markets,” said Robert G. Bohn, chairman and chief executive officer of Oshkosh Corporation. “Strong sales of defense products and aerial work platforms highlighted our performance.”

        “In our commercial segment, we met very low domestic demand for concrete mixers with a robust increase in exports. Our Pierce fire truck business continues to lead the way in our fire & emergency segment with higher order flow in a market that is currently hampered by soft municipal spending,” added Bohn.

(1)	Further information regarding operating results excluding impairment charges and related reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release, which should be thoroughly reviewed.

        “Looking to the fourth fiscal quarter, our EPS forecast of $0.50 to $0.65 includes lower expectations for our access equipment segment. We expect weak residential and non-residential construction in North America and certain areas of Western Europe to limit sales volume in the quarter. We also expect higher steel, fuel and other costs to have a more significant impact on fourth quarter earnings for the access equipment segment, in advance of our product selling price increases, which are effective October 1.”

        “We will continue to aggressively cut costs and optimize our operations for the benefit of our stakeholders. We are confidently moving forward with a series of actions that will improve our competitive position and our ability to succeed in difficult markets. Additionally, we will continue to invest prudently in growth initiatives to benefit our business when economies recover,” stated Bohn.

        Sales in the third quarter of fiscal 2008 increased 6.6 percent compared to last year’s third quarter. These results included strong demand for defense vehicles and armor kits as well as access equipment products in international markets and a decrease in sales for the Company’s domestic commercial and access equipment segment products as a result of the slowdown in U.S. construction.

        Third quarter fiscal 2008 operating income, excluding impairment charges(1), decreased 5.9 percent to $181.2 million, or 9.2 percent of sales compared to the same period last year. This decrease in operating income was related primarily to lower operating income in the commercial and fire & emergency segments as a result of lower sales and production inefficiencies at the Company’s European refuse collection vehicle business, offset in part by strong performance in the access equipment segment.

        Factors affecting third quarter results for the Company’s business segments included:

        Access Equipment – Access equipment segment sales increased 5.3 percent to $920.2 million for the third quarter of fiscal 2008 due to increased demand for aerial work platforms in Europe, favorable foreign exchange rates and increased demand for aftermarket parts and service, offset in part by lower worldwide shipments of telehandlers. Sales outside of North America increased over 20 percent versus the comparable prior year quarter, while sales in North America declined nearly 5 percent as a result of the weak U.S. construction markets.

        Operating income in the third quarter of fiscal 2008 increased 27.3 percent to $125.2 million, or 13.6 percent of sales, compared to the prior year quarter operating income of $98.3 million, or 11.3 percent of sales. The increase in operating income in the third quarter was primarily the result of favorable foreign exchange rates as well as higher aftermarket sales and improved product and customer mix.

        Defense – Defense segment sales increased 30.1 percent to $489.5 million for the third quarter of fiscal 2008 compared to the prior year third quarter due to an increase in sales of heavy-payload tactical vehicles and substantially higher parts and service sales. Parts and service sales grew in the third quarter due to higher armor kit sales.

        Operating income in the third quarter of fiscal 2008 increased 2.0 percent to $66.5 million, or 13.6 percent of sales, compared to the prior year third quarter operating income of $65.3 million, or 17.3 percent of sales. The decrease in operating income as a percent of sales compared to the prior year quarter reflected lower margins on truck contract renewals, a higher mix of lower-margin truck sales and higher product development costs.

        Fire & Emergency – Fire & emergency segment sales decreased 3.1 percent to $281.3 million for the third quarter of fiscal 2008 compared to the prior year quarter. The sales decrease reflected weaker demand for mobile medical trailers and towing equipment as well as a shift in the timing of international fire apparatus sales to the fourth quarter of fiscal 2008, offset in part by strength in the domestic fire apparatus business. A reduction in medical reimbursement rates by the U.S. government to providers of mobile medical imaging services continued to have a negative effect on sales of mobile medical trailers. The towing equipment vehicle market was negatively impacted by lower demand as a result of rising fuel prices and uncertainty in the U.S. economy.

        Operating income was down 38.2 percent in the third quarter to $17.9 million, or 6.4 percent of sales, compared to the prior year quarter operating income of $29.0 million, or 10.0 percent of sales. The decrease in operating income during the third quarter was primarily related to lower sales, adverse product mix and a work stoppage at a fabrication facility.

        Commercial – Commercial segment sales decreased 7.3 percent to $294.5 million in the third quarter of fiscal 2008 compared to the prior year quarter. The sales decrease was caused by a 20 percent decline in sales of concrete placement products, offset in part by increased refuse collection vehicle sales in both North America and Europe. Since the third quarter of fiscal 2007, the Company has experienced sharply lower demand for concrete mixers in the United States as a result of lower residential construction activity and the impact of customer pre-buy of units in advance of the 2007 diesel engine emissions standards changes.

        Excluding impairment charges(1), the commercial segment incurred an operating loss of $6.2 million, or (2.1) percent of sales for the third quarter of fiscal 2008, compared to operating income of $17.8 million, or 5.6 percent of sales, in the prior year quarter. The decrease in operating income performance was primarily related to losses sustained at Geesink and lower domestic concrete mixer sales.

        The Company’s European refuse collection vehicle operations sustained an operating loss of $187.7 million in the third quarter of fiscal 2008, as compared to a loss of $0.5 million in the prior year quarter. The loss in the third quarter of fiscal 2008 was driven by non-cash charges totaling $175.2 million related to the impairment of Geesink intangible assets. Costs related to inefficiencies associated with the start-up of production of Norba-branded refuse collection vehicles in The Netherlands, unfavorable foreign currency exchange rates and higher material and warranty costs also contributed to the loss.

        Corporate and other – Corporate operating expenses and inter-segment profit elimination increased $4.5 million to $22.2 million for the third quarter of fiscal 2008 compared to the prior year quarter. The third quarter of fiscal 2007 was favorably impacted by a reduction of litigation expense reserves. Higher personnel costs and additional information technology spending to support the Company’s growth objectives also contributed to the increase in corporate costs for the third quarter of fiscal 2008. These increases were offset in part by lower incentive compensation accruals.

        Interest expense net of interest income decreased $7.0 million to $49.4 million in the third quarter of fiscal 2008 compared to the prior year quarter largely as a result of lower interest rates and the repayment of borrowings incurred in connection with the JLG Industries, Inc. (JLG) acquisition. Total debt decreased $78.6 million during the third quarter to $2.98 billion at June 30, 2008 as compared to $3.06 billion at March 31, 2008 due primarily to positive cash flow from operations.

        Excluding intangible asset impairment charges(1), the provision for income taxes in the third quarter decreased to 32.9 percent of pre-tax income compared to 36.0 percent of pre-tax income in the prior year third quarter. The lower effective income tax rate reflected a favorable tax incentive agreement in Europe.

Nine-month Results

        For the first nine months of fiscal 2008, the Company recorded net income of $25.6 million, or $0.34 per share. Excluding impairment charges(1), the Company reported that EPS increased 8.6 percent to $2.65 for the first nine months of fiscal 2008 on sales of $5.2 billion and net income of $198.7 million, compared to EPS of $2.44 for the first nine months of fiscal 2007 on sales of $4.5 billion and net income of $182.7 million. JLG was included in the Company’s operations for the first nine months of fiscal 2008 compared to only seven months in the prior year following the December 2006 acquisition of JLG. Strong international sales at JLG and increased defense segment sales also contributed to current year sales increases compared to the prior year, while the commercial segment experienced a significant decline in sales due to lower demand in North America generally as a result of lower residential construction activity in the U.S. combined with the aftereffects of the 2007 diesel engine emissions standards changes.

        Excluding impairment charges(1), operating income increased 11.8 percent to $459.4 million, or 8.8 percent of sales, in the first nine months of fiscal 2008 compared to $411.1 million, or 9.1 percent of sales, in the first nine months of fiscal 2007. This increase was driven primarily by the inclusion of JLG results for a full nine months in fiscal 2008 as well as increased defense segment and international access equipment sales, offset in part by lower earnings in the commercial and fire & emergency segments due to the weak U.S. economy, larger operating losses at Geesink and higher corporate costs largely due to higher personnel costs and information technology spending in the first half of the fiscal year. Prior year corporate costs also benefited from a reduction of litigation expense reserves.

Fiscal 2008 Estimates

        The Company revised its fiscal 2008 EPS estimate range, excluding impairment charges(1), to between $3.15 and $3.30 as compared to EPS of $3.58 in fiscal 2007. Including impairment charges, the Company’s 2008 EPS estimate range is $0.84 to $0.99. These estimates reflect the Company’s performance for the first nine months of fiscal 2008, and the Company’s expectations for significantly lower results in the access equipment segment in the fourth quarter of fiscal 2008 as a result of lower sales expectations in North America and certain areas of Western Europe and increases in the costs of raw materials. These estimates do not include any potential additional development costs that the Company would incur in the event of a Joint Light Tactical Vehicle Technology Development contract award to the Company and its teaming partner in the fourth quarter of fiscal 2008.

Dividend Announcement

        Oshkosh Corporation’s Board of Directors declared a quarterly dividend of $0.10 per share of Common Stock. The dividend, unchanged from the immediately preceding quarter, will be payable August 25, 2008, to shareholders of record as of August 15, 2008.

        The Company will comment on third quarter earnings and expectations for the remainder of fiscal 2008 during a conference call at 9:00 a.m. EDT this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com starting at 8:45 a.m. EDT and follow the instructions for the broadcast. An audio replay of the call and related question and answer session will be available for twelve months at this website.

        Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, military, commercial and fire & emergency vehicles and vehicle bodies. Oshkosh’s products are valued worldwide by rental and construction companies, defense forces, fire & emergency units, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

Non-GAAP Financial Measures

        The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. The Company is presenting various operating results, such as operating income, operating income margin, effective income tax rate, net income and EPS on both a reported basis and on a basis excluding impairment charges that affect comparability of operating results. When the Company uses operating results, such as operating income, operating income margin, effective income tax rate, net income and EPS, excluding impairment charges, they are considered non-GAAP financial measures. The Company believes excluding the impact of non-cash intangible asset impairment charges from fiscal 2008 third quarter operating results and fiscal 2008 year-to-date operating results is useful to investors to allow a more accurate comparison of the Company’s operating performance to prior year periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents reconciliations of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended June 30, 2008	Nine Months Ended June 30, 2008
Non-GAAP operating income	$181.2	$459.4
Intangible asset impairment charges	(175.2)	(175.2)

GAAP operating income	$6.0	$284.2

Non-GAAP net income	$88.8	$198.7
Intangible asset impairment charges	(175.2)	(175.2)
Income tax benefit associated with intangible
asset impairment charges	2.1	2.1

GAAP net (loss) income	$(84.3)	$25.6

Non-GAAP EPS	$1.19	$2.65
Intangible asset impairment charges per share	(2.33)	(2.31)

GAAP (loss) earnings per share	$(1.14)	$0.34

Non-GAAP commercial segment operating loss	$(6.2)	$(21.9)
Intangible asset impairment charges	(175.2)	(175.2)

GAAP commercial segment operating loss	$(181.4)	$(197.1)

Non-GAAP pre-tax income	$128.9	$293.5
Intangible asset impairment charges	(175.2)	(175.2)

GAAP pre-tax (loss) income	$(46.3)	$118.3

Non-GAAP income tax expense	$42.4	$101.3
Income tax benefit associated with intangible
asset impairment charges	(2.1)	(2.1)

GAAP income tax expense	$40.3	$99.2

Non-GAAP effective income tax rate	32.9%	34.5%
GAAP effective income tax rate	-87.2%	83.9%

	Low End	High End
Non-GAAP fiscal 2008 EPS estimate	$3.15	$3.30
Intangible asset impairment charges per share	(2.31)	(2.31)

GAAP fiscal 2008 EPS estimate	$0.84	$0.99

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the consequences of financial leverage associated with the JLG acquisition and the level of the Company’s associated borrowing costs; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during a recession, which many believe the U.S. has already entered; the Company’s ability to offset rising steel, fuel and other costs through other cost decreases or product selling price increases; the expected level and timing of U.S. Department of Defense procurement of products and services and funding thereof; risks related to reductions in government expenditures and the uncertainty of government contracts; risks associated with international operations and sales, including foreign currency fluctuations; the Company’s ability to turn around its Geesink business; risks related to the collectibility of access equipment receivables; and the potential for increased costs relating to compliance with changes in laws and regulations. In addition, the Company’s expectations for fiscal 2008 are based in part on certain assumptions made by the Company, including without limitation the Company’s estimates for the level of concrete placement activity, housing starts, non-residential construction spending and mortgage rates globallly; the performance of the U.S. and European economies; the Company’s spending on product development and bid and proposal activities with respect to defense truck procurement competitions and the outcome of such competitions; the Company’s ability to offset rising steel, fuel and other costs through decreases in other costs or product selling price increases; the Company’s expectations as to timing of receipt of sales orders and payments and execution and funding of defense contracts; the Company’s ability to achieve cost reductions and operating efficiencies across the Company and, in particular at JLG, McNeilus, Geesink and Oshkosh Specialty Vehicles; the Company’s ability to turn around its Geesink business; the Company’s estimates of the impact of changing fuel prices and credit availability on capital spending of towing operators; the Company’s estimates of the impact of changing Medicare reimbursement rates on capital spending of mobile medical providers; the anticipated level of production and margins associated with the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity truck remanufacturing contract, the Logistics Vehicle System Replacement (LVSR) contract and international defense truck contracts; the impact of rising costs on firm, fixed-priced contracts, including the LVSR contract; the Company’s estimates for capital expenditures of rental and construction companies for JLG’s products, of municipalities for fire & emergency and refuse collection vehicles, of airports for aircraft rescue and snow removal products and of large commercial waste haulers generally and with the Company; federal funding levels for U.S. Department of Homeland Security and spending by governmental entities on homeland security apparatus; the expected level of commercial “package” body and purchased chassis sales compared to “body only” sales; anticipated levels of capital expenditures by the Company; the Company’s estimates for costs relating to litigation, product warranty, product liability, insurance, stock options, performance share awards, bad debts, personnel and raw materials; the Company’s estimates for debt levels, interest rates, foreign exchange rates, working capital needs and effective income tax rates; and that the Company does not complete any acquisitions. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
	(In millions, except per share amounts)
Net sales	$1,969.3	$1,847.3	$5,241.8	$4,514.9
Cost of sales	1,641.1	1,518.9	4,338.4	3,739.4

Gross income	328.2	328.4	903.4	775.5
Operating expenses:
Selling, general and administrative	129.8	117.4	391.4	320.3
Amortization of purchased intangibles	17.2	18.3	52.6	44.1
Intangible asset impairment charges	175.2	--	175.2	--

Total operating expenses	322.2	135.7	619.2	364.4

Operating income	6.0	192.7	284.2	411.1
Other income (expense):
Interest expense	(51.1)	(59.0)	(162.5)	(142.9)
Interest income	1.7	2.6	5.1	5.4
Miscellaneous, net	(2.9)	1.6	(8.5)	2.1

	(52.3)	(54.8)	(165.9)	(135.4)

(Loss) income before provision for income
taxes, equity in earnings of unconsolidated
affiliates and minority interest	(46.3)	137.9	118.3	275.7
Provision for income taxes	40.3	49.6	99.3	99.2

(Loss) income before equity in earnings of
unconsolidated affiliates and
minority interest	(86.6)	88.3	19.0	176.5
Equity in earnings of unconsolidated
affiliates, net of income taxes	1.9	2.1	5.6	6.0
Minority interest, net of income taxes	0.4	0.2	1.0	0.2

Net (loss) income	$(84.3)	$90.6	$25.6	$182.7

(Loss) earnings per share
Basic	$(1.14)	$1.23	$0.35	$2.49
Diluted	$(1.14)	$1.21	$0.34	$2.44
Basic weighted average shares outstanding	74.1	73.6	73.9	73.5
Effect of dilutive stock options and
incentive compensation awards	--	1.3	1.0	1.3

Diluted weighted average shares outstanding	74.1	74.9	74.9	74.8

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2008	September 30, 2007
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$49.9	$75.2
Receivables, net	1,113.6	1,076.2
Inventories, net	1,183.2	909.5
Deferred income taxes	75.8	77.5
Other current assets	64.9	56.5

Total current assets	2,487.4	2,194.9
Investment in unconsolidated affiliates	38.8	35.1
Property, plant and equipment	725.4	667.3
Less accumulated depreciation	(285.1)	(237.7)

Property, plant and equipment, net	440.3	429.6
Goodwill, net	2,342.6	2,435.4
Purchased intangible assets, net	1,105.9	1,162.1
Other long-term assets	149.8	142.7

Total assets	$6,564.8	$6,399.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities
of long-term debt	$62.4	$81.5
Accounts payable	688.2	628.1
Customer advances	377.3	338.0
Payroll-related obligations	100.9	105.0
Income taxes payable	31.5	64.0
Accrued warranty	90.6	88.2
Other current liabilities	234.2	243.2

Total current liabilities	1,585.1	1,548.0
Long-term debt, less current maturities	2,914.1	2,975.6
Deferred income taxes	329.7	340.1
Other long-term liabilities	230.8	138.7
Commitments and contingencies
Minority interest	3.2	3.8
Shareholders’ equity	1,501.9	1,393.6

Total liabilities and shareholders’ equity	$6,564.8	$6,399.8

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended June 30,
	2008	2007
	(In millions)
Operating activities:
Net income	$25.6	$182.7
Non-cash impairment charges	175.2	--
Other non-cash adjustments	118.6	79.0
Changes in operating assets and liabilities	(200.5)	52.6

Net cash provided by operating activities	118.9	314.3
Investing activities:
Acquisition of businesses, net of cash acquired	--	(3,140.5)
Additions to property, plant and equipment	(56.1)	(56.1)
Additions to equipment held for rental	(13.8)	(15.8)
Proceeds from sale of property, plant and equipment	3.7	0.6
Proceeds from sale of equipment held for rental	9.5	4.0
Distribution of capital from unconsolidated affiliates	1.2	2.2
Decrease (increase) in other long-term assets	0.2	(3.5)

Net cash used by investing activities	(55.3)	(3,209.1)
Financing activities:
Proceeds from issuance of long-term debt	--	3,100.0
Debt issuance costs	--	(34.9)
Repayment of long-term debt	(77.0)	(39.5)
Net repayments under revolving credit facility	(0.5)	(82.4)
Proceeds from exercise of stock options	4.4	5.5
Excess tax benefits from stock-based compensation	3.0	5.2
Dividends paid	(22.3)	(22.2)

Net cash (used) provided by financing activities	(92.4)	2,931.7
Effect of exchange rate changes on cash	3.5	1.1

(Decrease) increase in cash and cash equivalents	(25.3)	38.0
Cash and cash equivalents at beginning of period	75.2	22.0

Cash and cash equivalents at end of period	$49.9	$60.0

Supplementary disclosure:
Depreciation and amortization	$110.6	$91.3

OSHKOSH CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
	(In millions)
Net sales:
Access equipment	$920.2	$873.8	$2,343.8	$1,699.5
Defense	489.5	376.3	1,338.5	993.9
Fire & emergency	281.3	290.2	826.3	850.4
Commercial	294.5	317.8	775.8	998.7
Intersegment eliminations	(16.2)	(10.8)	(42.6)	(27.6)

Consolidated	$1,969.3	$1,847.3	$5,241.8	$4,514.9

Operating income (loss):
Access equipment	$125.2	$98.3	$309.9	$153.9
Defense	66.5	65.3	190.1	172.7
Fire & emergency	17.9	29.0	60.7	81.2
Commercial (1)	(181.4)	17.8	(197.1)	60.7
Corporate and other	(22.2)	(17.7)	(79.4)	(57.4)

Consolidated	$6.0	$192.7	$284.2	$411.1

    (1)        Includes Geesink impairment charges totaling $175.2 million in the three and nine month periods ended June 30, 2008.

	June 30,
	2008	2007
	(In millions)
Period-end backlog:
Access equipment	$574.5	$1,188.4
Defense	1,362.5	1,744.4
Fire & emergency	669.1	606.8
Commercial	228.3	204.6

Consolidated	$2,834.4	$3,744.2

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